JAMES N. BARBER
                               Attorney at Law
                          Suite 100, Bank One Tower
                               50 West Broadway
                           Salt Lake City, UT 84101

Telephone: (801) 364-6500 or                              Fax: (801) 364-3406
           (801) 532-3535                            E-Mail: Barberjn@aol.com
______________________________________________________________________________

                                August 7, 2001

Board of Directors
Geraco, Inc.
198 Union Blvd., Suite 200
Lakewood, CO 80228

     Re: Opinion and consent of Counsel with respect to registration statement on Form SB-2 for Geraco, Inc.

Dear Members of the Board:

       I have been requested to issue my opinion as to the legal status of shares of Geraco, Inc. which are proposed to be issued pursuant to a registration statement on Form SB-2 under the Securities Act of 1933. I have, in connection with that request, examined such corporate documents, including the Articles of Incorporation, By-laws, resolutions of the Board of Directors and other instruments as I have deemed necessary or appropriate to establish a
basis for the opinions set forth herein.   Geraco proposes to offer and
distribute up to 2,000,000 shares of common stock, $.001 par value (the "Common Stock"), at an offering price of $.05 per share.

       Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada and that the Shares to be offered and sold pursuant to the Company's registration statement on Form SB-2 will, when offered, sold and delivered after sale, be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.

       I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                         Sincerely,


                         /s/ James N. Barber

                         James N. Barber